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                                                                     Exhibit 3.1
                           ARTICLES OF INCORPORATION
                                      OF
                             GLOBAL PAYMENTS INC.

                                  ARTICLE ONE

                                     NAME

     The name of the corporation is Global Payments Inc. (the "Corporation").

                                  ARTICLE TWO

                                CAPITALIZATION

     2.1 Authorized Shares. The Corporation shall have authority, to be exercised by the board of directors, to issue no more than (i) Two Hundred Million (200,000,000) shares of common stock, without par value, which shall be entitled to one vote per share and shall be entitled to receive the net assets of the Corporation upon dissolution and (ii) Five Million (5,000,000) shares of preferred stock, without par value. Shares of preferred stock may be issued from time to time in one or more classes or series, each such class or series to be so designated as to distinguish the shares thereof from the shares of all other classes and series. The Board of Directors is hereby vested with the authority to divide preferred stock into classes or series and to fix and determine the relative rights, preferences, qualifications, and limitation of the shares of any class or series so established.

                                 ARTICLE THREE

                          REGISTERED OFFICE AND AGENT

     The initial registered office of the Corporation is located at the street address of:

                             Four Corporate Square
                          Atlanta, Georgia 30329-2010

     The name of the initial registered agent of the Corporation at its registered office named above is:

                               Suellyn P. Tornay
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                                 ARTICLE FOUR

                                 INCORPORATOR

     The name and address of the incorporator are:

                               William H. Avery
                          1201 West Peachtree Street
                              Atlanta, GA  30309


                                 ARTICLE FIVE

                               PRINCIPAL OFFICE

     The mailing address of the initial principal office of the Corporation is:

                             Four Corporate Square
                         Atlanta, Georgia  30329-2010

                                  ARTICLE SIX

                              BOARD OF DIRECTORS

     6.1 Initial Board of Directors. The initial board of directors shall consist of 2 members. The name and address of each of the initial members are:

                             Robert A. Yellowlees
                             Four Corporate Square
                            Atlanta, GA  30329-2010

                                 Neil Williams
                             Four Corporate Square
                            Atlanta, GA  30329-2010

     6.2 Removal. Directors may only be removed from the Board of Directors for cause and only at a special meeting of shareholders called for such a purpose by the affirmative vote of at least two-thirds (2/3) of the total number of votes of the then outstanding shares of the Corporation's capital stock entitled to vote in the election of directors and only if notice of such proposal was contained in the notice of such meeting. Any vacancy in the Board of Directors resulting from such removal shall be filled in accordance with Section 6.4 hereof. For purposes of this Section, "cause" shall mean only (a) conviction of a felony, (b) declaration of unsound mind or order of a court, (c) gross dereliction of duty, (d) commission of an action involving moral turpitude, or
(e) commission of an action which constitutes intentional misconduct or a

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knowing violation of law if such action in either event results both in an improper substantial personal benefit and a material injury to the Corporation.

     6.3 Vacancies and Changes of Authorized Number. All vacancies and any newly created directorship resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although fewer than a quorum, or by a sole remaining director. Each director chosen in accordance with this Section shall hold office until the next election of the class for which such director shall have been chosen, and until such director's successor is elected and qualified, or until the director's earlier death, resignation or removal; provided, however that a director chosen in accordance with this Section to fill a newly-created directorship shall hold office only until the next election of directors by the shareholders and until such director's successor is elected and qualified, or until the director's earlier death, resignation or removal.

     6.4 Amending or Repealing Article Six. Notwithstanding any provision hereof, or of the Bylaws or any law which might otherwise permit a lesser vote, the affirmative vote of the holders of at least two-thirds (2/3) of all classes of stock entitled to vote in the election of directors shall be required to alter, amend or repeal this Article Six.

                                 ARTICLE SEVEN

                          CONSTITUENCY CONSIDERATIONS

     In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the Corporation, the Board of Directors, committees of the Board of Directors, and individual directors, in addition to considering the effects of any action on the Corporation or its shareholders, may consider the interests of the employees, customers, suppliers, and creditors of the Corporation, the communities in which offices or other establishments of the Corporation are located, and all other factors such directors consider pertinent; provided, however, that this Article shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency and right to be considered.

                                 ARTICLE EIGHT

                              AMENDMENT OF BYLAWS

     The Bylaws may be altered, amended or repealed, and new Bylaws may be adopted, by (a) the affirmative vote of the holders of two-thirds (2/3) of the shares of capital stock then outstanding and entitled to vote in the election of directors, or (b) the Board of Directors of the Corporation, but any Bylaw adopted by the Board of Directors may be altered, amended, or repealed, or new Bylaws may be adopted, by the affirmative vote of the holders of two-thirds (2/3) of the shares of capital stock entitled to vote in the election of directors. The shareholders may prescribe, by so expressing in the action they take in amending or adopting any Bylaw or

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Bylaws, that the Bylaw or Bylaws so amended or adopted by them shall not be altered, amended or repealed by the Board of Directors.

                                 ARTICLE NINE

                       LIMITATION OF DIRECTOR LIABILITY

     9.1 Limitation of Liability. A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except liability:

          (i) for any appropriation, in violation of his or her duties, of any business opportunity of the Corporation;

          (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law;

          (iii) for the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code; or

          (iv) for any transaction from which the director received an improper personal benefit.

     9.2 Repeal or Modification of this Article. Any repeal or modification of the provisions of this Article by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the liability of a director of the corporation with respect to any act or omission occurring prior to the effective date of such repeal or modification.

     9.3 Additional Provisions. If the Georgia Business Corporation Code is amended, after this Article becomes effective, to authorize corporate action further eliminating or limiting the liability of directors, then, without further corporate action, the liability of a director of the Corporation, in addition to the limitation on liability provided herein, shall be limited to the fullest extent permitted by the Georgia Business Corporation Code, as so amended.

     9.4 Severability. In the event that any of the provisions of this Article (including any provision within a single sentence) is held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.

                                      ***

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     IN WITNESS WHEREOF, the undersigned has executed these Articles this 1st day of September, 2000.


                                                 /s/ William H. Avery
                                                 _______________________________
                                                 William H. Avery,
                                                 Incorporator

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